EXHIBIT 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177095) of Energy XXI Ltd of our report dated June 26, 2014 with respect to the financial statement of Energy XXI Service Plan as of December 31, 2013, which appears in the Annual Report on Form 11-K of Energy XXI Service Plan for the year ended December 31, 2014.

/s/ UHY LLP

St. Louis, Missouri

June 24, 2015